Exhibit 21

List of Subsidiaries
October 31, 2014

Name	State of Incorporation	Identity of Business Unit

Subsidiaries of Piedmont Natural Gas Company, Inc.:

Piedmont Energy Partners, Inc.	North Carolina	Holding Company

Piedmont Hardy Storage Company, LLC	North Carolina	Member of Hardy Storage Company, LLC

Piedmont ENCNG Company, LLC	North Carolina	Member of Piedmont Hardy Storage Company, LLC

Subsidiaries of Piedmont Energy Partners, Inc.:

Piedmont Interstate Pipeline Company	North Carolina	Member of Pine Needle LNG Company, L.L.C.

Piedmont Intrastate Pipeline Company	North Carolina	Member of Cardinal Pipeline Company, L.L.C.

Piedmont Energy Company	North Carolina	Member of SouthStar Energy Services LLC

Piedmont Constitution Pipeline Company, LLC	North Carolina	Member of Constitution Pipeline Company, LLC

Subsidiary of Piedmont ENCNG Company, LLC:

Piedmont ACP Company, LLC	North Carolina	Member of Atlantic Coast Pipeline, LLC